Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

DECARBONIZATION PLUS ACQUISITION CORPORATION,

DCRB MERGER SUB INC.,

and

HYZON MOTORS INC.

Dated as of February 8, 2021

i

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Second Amended and Restated Certificate of Incorporation of Surviving Corporation
EXHIBIT C	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT D	Form of Second Amended and Restated Certificate of Incorporation of DCRB
EXHIBIT E	Directors and Officers of the Surviving Corporation and DCRB
EXHIBIT F	Form of Written Consent
SCHEDULE A	Lock-Up Parties
SCHEDULE B	Company Knowledge Parties

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 8, 2021 (this “Agreement”), by and among Decarbonization Plus Acquisition Corporation, a Delaware corporation (“DCRB”), DCRB Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Hyzon Motors Inc., a Delaware corporation (the “Company”).

Background

Merger Sub is a wholly owned direct subsidiary of DCRB.

Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), DCRB and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of DCRB.

DCRB and the Company intend, for U.S. federal and applicable state income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), intend for this Agreement to constitute, and hereby adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and intend to file the statement required by Treasury Regulations Section 1.368-3(a).

The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

The Board of Directors of DCRB (the “DCRB Board”) has (a) determined that the Merger is fair to, and in the best interests of, DCRB and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (c) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of DCRB.

The Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub.

Promptly following the execution and delivery of this Agreement (and in any event within one (1) Business Day of the execution of this Agreement), the Company shall (i) seek the Company Stockholder Approval and deliver a copy of the Written Consent to DCRB and (ii) deliver Lock-Up Agreements, dated as of the date hereof, signed by the Persons listed on Schedule A hereto (each, a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”), setting forth their agreement with respect to the transfer of certain shares of DCRB Class A Common Stock after Closing.

DCRB, Sponsor and certain other stockholders of DCRB, concurrently with the execution and delivery of this Agreement, are entering into a Founder Warrant Agreement, dated as of the date hereof (the “Founder Warrant Agreement”), setting forth their agreement with respect to such person’s DCRB Warrants acquired in a private placement in connection with DCRB’s initial public offering.

DCRB, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of DCRB Class A Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated concurrently with the consummation of the transactions contemplated hereby.

Concurrently with the Closing, DCRB and certain stockholders of the Company and DCRB, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01    Certain Definitions. For purposes of this Agreement:

“Accredited Investor” means a stockholder that (a) is an “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act, and (b) has properly completed and delivered an investor questionnaire in the form prepared by DCRB and reasonably satisfactory to the Company that certifies, to the reasonable satisfaction of DCRB, that such stockholder is an Accredited Investor.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Lock-Up Agreements, Founder Warrant Agreement, Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by DCRB, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Applicable Earnout Share” means the percentage set forth opposite each Eligible Company Equityholder’s name in the Payment Schedule (for the avoidance of doubt, the sum of all percentages set forth opposite each Eligible Company Equityholder’s name in the Payment Schedule shall be equal to 100%); provided that any amounts that would have been due to an Eligible Company Equityholder on a Triggering Event in respect of an unexercised Company Option or unvested Company RSU that was outstanding as of the Effective Date but which is forfeited without having been exercised or settled in full prior to such a Triggering Event shall not be allocated to such Eligible Company Equityholder on such Triggering Event and shall instead be allocated pro-rata among the remaining Eligible Company Equityholders on such Triggering Event and any subsequent Triggering Events.

“Ascent Letter Agreement” means that certain Amended & Restated Side Letter Agreement, dated as of August 12, 2020 and amended as of the date hereof, by and between the Company and Ascent Funds Management LLC.

“Ascent Options” means the options to purchase outstanding shares of Company Common Stock held by Ascent Funds Management LLC.

“Business Data” means all business information and data, including that which constitutes Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium), that is collected, used, stored, shared, distributed, transferred, disclosed, or otherwise processed in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are, in each case, owned or used in the conduct of business by the Company or any Company Subsidiaries.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than DCRB, the Surviving Corporation or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing 50% or more of the voting power of or economic rights or interests in DCRB, the Surviving Corporation or any of their respective subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of DCRB immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of DCRB, the Surviving Corporation or any of their respective subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of DCRB or the Surviving Corporation to any person.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company dated January 21, 2020, as amended by the Certificate of Amendment of the Certificate of Incorporation dated August 19, 2020.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.001 per share.

“Company Convertible Notes” means the convertible notes issued pursuant to the Convertible Notes Purchase Agreement, dated January 11, 2021, by and among the Company and the purchasers named therein.

“Company-Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions, in each case by the Outside Date; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 Measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect to the extent permitted by this definition; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which DCRB has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (c), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries and geographical regions in which the Company and the Company Subsidiaries operate.

“Company Merger Shares” means a number of shares equal to the quotient determined by dividing (a) the Company Valuation by (b) $10.00.

“Company Options” means all options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, outstanding immediately prior to the Effective Time under the Company Stock Plan or otherwise. For the avoidance of doubt, no options have been granted to, or are outstanding in respect of, Hydrogen Technology Ventures, LLC as of the date hereof.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation or duplication, (i) the number of shares of Company Common Stock issuable upon conversion of the Ascent Options, (ii) the number of shares of Company Common Stock that are issuable upon the net exercise of Company Options that are unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one Option Share equals (x) the Exchange Ratio multiplied by (y) $10.00, (iii) the number of shares of Company Common Stock issuable upon the net exercise of Company Warrants that are unexpired, issued and outstanding as of immediately prior to the Effective Time (as calculated pursuant to the Warrant Subscription Agreement), assuming that the fair market value of one Warrant Share equals the (x) Exchange Ratio multiplied by (y) $10.00 and (iv) the number of shares of Company Common Stock issuable upon settlement of the Company RSUs. For the avoidance of doubt, “Company Outstanding Shares” shall not include the number of shares of Company Common Stock issuable upon conversion of the Company Convertible Notes pursuant to Section 3.01(a).

“Company-Owned IP” means all Intellectual Property rights that (i) are owned by the Company or any of the Company Subsidiaries or (ii) the Company or any Company Subsidiary, through public investor presentations or marketing materials prepared by, or in consultation with, the Company on or prior to the date of this Agreement and distributed in connection with the Transactions, purports to own, including the Intellectual Property identified in Section 4.13(a) of the Company Disclosure Schedule and, in any case, whether solely or jointly with any other person.

“Company RSUs” means all restricted stock units, whether or not vested, outstanding immediately prior to the Effective Time under the Company Stock Plan or otherwise.

“Company Stock Plan” means the Hyzon Motors Inc. 2020 Stock Incentive Plan.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

“Company Subsidiary” means each subsidiary of the Company.

“Company Transaction Costs” means all out-of-pocket fees, costs and expenses of the Company or the Company Subsidiaries incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, including, without duplication, the sum of all outstanding deferred, unpaid or contingent underwriter, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by the Company or the Company Subsidiaries (to the extent the Company or the Company Subsidiaries are responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC, but excluding, for the avoidance of doubt, (y) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred in the ordinary course of business consistent with past practice and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions and (z) the portion of the filing fee for the Notification and Report Forms filed under the HSR Act payable by DCRB. For the avoidance of doubt, the Private Placement Transaction Costs incurred by the Company and the Company Subsidiaries shall be Company Transaction Costs.

“Company Transaction Costs Cap” means $15,000,000.

“Company Valuation” means (i) $2,000,000,000, plus (ii) the aggregate amount of DCRB Transaction Costs in excess of the DCRB Transaction Costs Cap and minus the aggregate amount of Company Transaction Costs in excess of the Company Transaction Costs Cap.

“Company Warrants” means the warrants to purchase outstanding shares of Company Common Stock held by Ardour Capital Investments LLC.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries or DCRB or its subsidiaries (as applicable) that is bound by any written confidentiality agreements.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measure” means (a) any applicable quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other applicable Law, order or recommendations of a Governmental Authority, or policy or requirement of any supplier or customer, or (b) any commercially reasonable measures adopted by the Company or any of the Company Subsidiaries (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company and the Company Subsidiaries or (iii) otherwise substantially consistent with actions taken by others in the industries and geographic regions in which affected businesses of the Company and the Company Subsidiaries operate, in each case in connection with or in response to the COVID-19 pandemic or any other global or regional health event, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DCRB Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of DCRB dated October 19, 2020.

“DCRB Class A Common Stock” means DCRB’s Class A Common Stock, par value $0.0001 per share.

“DCRB Common Stock” means DCRB Class A Common Stock and the DCRB Founders Stock.

“DCRB Founders Stock” means DCRB’s Class B Common Stock, par value $0.0001 per share.

“DCRB Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of DCRB, or (ii) would prevent, materially delay or materially impede the performance by DCRB or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; in each case by the Outside Date, provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a DCRB Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which DCRB operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 Measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by DCRB as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that DCRB is materially disproportionately affected thereby as compared with other participants in the industry and geographical regions in which DCRB operates.

“DCRB Organizational Documents” means the DCRB Certificate of Incorporation, the bylaws of DCRB, and Trust Agreement.

“DCRB Transaction Costs” means all out-of-pocket fees, costs and expenses of DCRB or Merger Sub incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, including, without duplication, (i) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by DCRB or Merger Sub (to the extent DCRB or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC and (ii) the cash portion of any loan payable to the Sponsor, the proceeds from which are used by DCRB to pay any of the fees, costs or expenses set forth in clause (i), but excluding, without duplication, for the avoidance of doubt, (x) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred in the ordinary course of business consistent with past practice and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions, (y) the portion of the filing fee for the Notification and Report Forms filed under the HSR Act payable by the Company and (z) the cash portion of any loan payable to the Sponsor, the proceeds from which are used by DCRB to pay any of the fees, costs or expenses set forth in clauses (x) and (y). For the avoidance of doubt, the Private Placement Transaction Costs incurred by DCRB and Merger Sub shall be DCRB Transaction Costs.

“DCRB Transaction Costs Cap” means $40,000,000.

“DCRB Units” means one share of DCRB Class A Common Stock and one-half of one DCRB Warrant.

“DCRB Warrant Agreement” means the warrant agreement dated October 19, 2020, by and between DCRB and the Trustee.

“DCRB Warrants” means whole warrants to purchase shares of DCRB Class A Common Stock as contemplated under the DCRB Warrant Agreement, with each whole warrant exercisable for one share of DCRB Class A Common Stock at an exercise price of $11.50.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated intentionally for servicing purposes or to protect against misuse.

“Earnout Period” means the time period between the Closing Date and the five-year anniversary of the Closing Date.

“Eligible Company Equityholder” means a holder of (a) a share of Company Common Stock, (b) an unexercised Company Option, (c) an unexercised Company Warrant, or (d) a Company RSU, in each case immediately prior to the Effective Time.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety as it relates to Hazardous Substance exposure, including all laws intended to limit or put a price on greenhouse gas emissions.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the EU Dual Use Regulation, and similar Laws of any Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (i) the Company Merger Shares by (ii) the Company Outstanding Shares.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization or any department, agency or instrumentality thereof, including state-owned or – controlled entities, or any person acting in an official capacity for or on behalf of any such government, department, agency, entity, or instrumentality or on behalf of any such public organization, including: (i) a foreign official as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) a foreign public official as defined in the U.K. Bribery Act 2010, and (iii) any non-U.S. political party or party official or any candidate for foreign political office.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any fractions or mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual property, industrial property and proprietary rights, including with respect to (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary confidential know-how (including proprietary confidential ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, and (v) Internet domain names.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule B after reasonable inquiry, and in the case of DCRB, the actual knowledge of Erik Anderson, Peter Haskopoulos and Robert Tichio after reasonable inquiry (it being understood that such “reasonable inquiry” does not require any such individuals to conduct (or have conducted) any Intellectual Property searches, analyses (including clearance or prior art searches) or legal opinions (including freedom-to-operate opinions), or scans or audits with respect to Business Systems or Personal Information).

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Letter Agreement” means the letter agreement dated October 19, 2020, by and among DCRB, the Sponsor and DCRB’s directors and officers.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind, in each case, that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), or (ii) any license to Software that is considered “free” or “open source software” by the open source foundation, the free software foundation, or other widely recognized members of the open source community.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) affecting title to any assets of the Company or any of the Company Subsidiaries and other title defects that do not materially interfere with the present uses of such real property, (vi) Liens identified in the Unaudited Financial Statements, (vii) Liens created by or arising under leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, (viii) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under leases and licenses and permitted thereunder, (ix) with respect to all Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, and (x) non-monetary Liens in respect of all matters set forth on title policies or surveys made available by the Company to DCRB prior to the date of this Agreement that do not materially impair the use or occupancy of such assets in the operation of the business of the Company and its subsidiaries taken as a whole.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information that identifies or could reasonably be used to identify an identifiable individual or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), and (ii) any other similar information or data regulated by data privacy or data security Laws.

“PRC” means the People’s Republic of China, and for purposes of this Agreement, excluding Hong Kong, Taiwan and Macau.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems, including, to the extent applicable to the operations of the Company and the Company Subsidiaries, the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, China’s Personal Information Security Specification (GB/T 35273-2020), Singapore’s Personal Data Protection Act of 2012, other applicable Laws relating to the transfer of Personal Information, and any other applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Private Placement Transaction Costs” means all out-of-pocket fees, costs and expenses of the Company, DCRB or Merger Sub incurred on or before the Closing Date in connection with the Private Placements, including the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by the Company, DCRB or Merger Sub (to the extent the Company, DCRB or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Open Source Software that conditions any rights to use such Open Source Software upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Open Source Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Open Source Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of such Open Source Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software (other than such item of Open Source Software as provided by a third party in its unmodified form), (iv) a requirement that such other Software (other than such item of Open Source Software as provided by a third party in its unmodified form) be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Open Source Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Open Source Software).

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of Article IX of the DCRB Certificate of Incorporation.

“Registered Intellectual Property” means all Company-Owned IP that is registered with, issued by, or the subject of a pending application before any Governmental Authority or internet domain name registrar, including domain names.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, including but not limited to the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) 50% or more owned or controlled, directly or indirectly, by one or more of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Department of the Treasury Office of Foreign Assets Control, U.S. Department of State, and U.S. Department of Commerce), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“Sponsor” means Decarbonization Plus Acquisition Sponsor, LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, DCRB or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Trading Day” means any day on which shares of DCRB Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of DCRB Class A Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by DCRB, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the last reported sales price of one share of DCRB Class A Common Stock quoted on the NASDAQ Capital Market (or the exchange on which the shares of DCRB Class A Common Stock are then listed) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period is greater than or equal to $18.00.

“Triggering Event II” means the date on which the last reported sales price of one share of DCRB Class A Common Stock quoted on the NASDAQ Capital Market (or the exchange on which the shares of DCRB Class A Common Stock are then listed) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period is greater than or equal to $20.00.

“Triggering Event III” means the date on which the last reported sales price of one share of DCRB Class A Common Stock quoted on the NASDAQ Capital Market (or the exchange on which the shares of DCRB Class A Common Stock are then listed) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period is greater than or equal to $35.00.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trustee” means Continental Stock Transfer & Trust Company.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to DCRB in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with the terms of the Warrant Subscription Agreement.

“Warrant Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, by and among DCRB, Ardour Capital Investments LLC and the Company.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.06
2020 Financial Statements	§ Section 7.17
Antitrust Laws	§ 7.13(a)
Assumed Warrant	§ 3.01(c)(iv)
Blue Sky Laws	§ 4.05(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)(i)
Change in Recommendation	§ 7.02(a)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(h)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule Company Interested Party Transaction	Article IV § 4.20
Company Permits	§ 4.06
Confidentiality Agreement	§ 7.05(b)
Continuing Employees	§ 7.07(c)
Contracting Parties	§ 10.11
DCRB	Preamble
DCRB Board	Recitals
DCRB Closing Statement	§ 3.04
DCRB Preferred Stock	§ 5.03(a)
DCRB Proposals	§ 7.01(a)

Defined Term	Location of Definition
DCRB SEC Reports	§ 5.07(a)
DCRB Stockholders’ Meeting	§ 7.01(a)
D&O Insurance	§ 7.08(b)
Data Security Requirements	§ 4.13(i)
DGCL	Recitals
Earnout Shares	§ 3.03(a)
Effective Time	§ 2.02(a)
Employment Agreements	§ 7.07(f)
Environmental Permits	§ 4.15(d)
ERISA Affiliate	§ 4.10(c)
Exchange Act	§ 3.01(c)(v)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(c)(v)
Exchanged RSU	§ 3.01(c)(vi)
Founder Warrant Agreement	Recitals
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Intended Tax Treatment	Recitals
IRS	§ 4.10(b)
Lease	§ Section 4.12(g)
Lease Documents	§ Section 4.12(g)
Letter of Transmittal	§ 3.02(b)(i)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 7.08(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Nonparty Affiliates	§ 10.11
Outside Date	§ 9.01(b)
Owned Real Property	§ Section 4.12(a)
Payment Schedule	§ 3.05
Per Share Merger Consideration	§ 3.01(c)(i)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placements	Recitals
Proxy Statement	§ 7.01(a)
Real Property	§ Section 4.12(a)
Registration Rights Agreement	Recitals
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
SEC	§ 5.07(a)

Defined Term	Location of Definition
Securities Act	§ 4.05(b)
Subscription Agreements	Recitals
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01(f)
Terminating DCRB Breach	§ 9.01(g)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Unaudited Financial Statements	§ 4.07(a)
Written Consent	§ 7.03

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) except as set forth in Section 1.03(a)(x) of the Company Disclosure Schedule, the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to February 6, 2021.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Unless otherwise specified in this Agreement, all references to currency, “Dollars”, “dollars”, “$” and monetary values set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit B attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.08).

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit C attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.08).

(c) At the Closing, DCRB shall amend and restate, effective as of the Effective Time, the DCRB Certificate of Incorporation to be as set forth on Exhibit D.

SECTION 2.05 Directors and Officers.

(a) The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit E hereto, or as otherwise agreed in writing by the parties prior to the Closing, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall cause the DCRB Board and the officers of DCRB as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit E, or as otherwise agreed in writing by the parties prior to the Closing, each to hold office in accordance with the DGCL and the DCRB Certificate of Incorporation and the bylaws of DCRB and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 Conversion of Securities.

(a) Immediately prior to the Effective Time, all outstanding principal and accrued and unpaid interest on the Company Convertible Notes as of such time shall be automatically converted into a number of shares of Company Common Stock at the per share conversion price set forth in the section entitled “Automatic Conversion” of the Company Convertible Notes. All of the Company Convertible Notes converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities.

(b) Immediately prior to the Effective Time, the Ascent Options will be automatically converted into that number of shares of Company Common Stock as provided in Section 2.5 of the Ascent Letter Agreement. The Ascent Options shall no longer be outstanding and shall cease to exist and each holder of Ascent Options shall thereafter cease to have any rights with respect to such securities.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of DCRB, Merger Sub, the Company or the holders of any of the following securities:

(i) (A) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of Ascent Options described in Section 3.01(b), but excluding shares of Company Common Stock resulting from the conversion of the Company Convertible Notes described in Section 3.01(a)) shall be canceled and converted into the right to receive (x) the number of shares of DCRB Class A Common Stock equal to the Exchange Ratio and (y) the contingent right to receive the Earnout Shares in accordance with Section 3.03, in each case without interest, and (B) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time resulting from the conversion of the Company Convertible Notes described in Section 3.01(a) shall be canceled and converted into the right to receive (x) one share of DCRB Class A Common Stock and (y) the contingent right to receive the Earnout Shares in accordance with Section 3.03, in each case without interest (collectively, the “Per Share Merger Consideration”);

(ii) all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(iv) effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into that number of New Warrants (as defined in the Warrant Subscription Agreement) as described in the Warrant Subscription Agreement (each such resulting warrant, an “Assumed Warrant”);

(v) each Company Option that is outstanding immediately prior to the Effective Time shall be converted into (A) an option to purchase a number of shares of DCRB Class A Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio; provided, however, that the exercise price and the number of shares of DCRB Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of DCRB Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code and (B) the contingent right to receive the Earnout Shares in accordance with Section 3.03. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time except as provided in Section 3.01(c)(v) of the Company Disclosure Schedule. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection, or to cause any disposition or acquisition of equity securities of DCRB pursuant to this Section 3.01(c)(v) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to DCRB or who will (or is reasonably expected to) become subject to such reporting requirements with respect to DCRB to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, DCRB shall file an appropriate registration statement or registration statements with respect to the shares of DCRB Class A Common Stock subject to such Exchanged Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding; and

(vi) each Company RSU that is outstanding immediately prior to the Effective time shall be converted into (A) a restricted stock unit denominated in shares of DCRB Class A Common Stock (such restricted stock unit, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (y) the Exchange Ratio and (B) the contingent right to receive Earnout Shares in accordance with Section 3.03.

(d) Pursuant to the terms of the DCRB Certificate of Incorporation, each share of DCRB Founders Stock will convert into one share of DCRB Class A Common Stock at the Closing. All of the shares of DCRB Founders Stock converted into shares of DCRB Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of DCRB Founders Stock shall thereafter cease to have any rights with respect to such securities.

SECTION 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, DCRB shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by DCRB and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article III, the number of shares of DCRB Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of DCRB Class A Common Stock together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). DCRB shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) As promptly as practicable after the date hereof, DCRB shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to DCRB and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and DCRB shall cause the Exchange Agent to deliver the Per Share Merger Consideration (other than any Earnout Shares) in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(ii) Within two (2) Business Days (but in no event prior to the Effective Time), DCRB shall cause the Exchange Agent to deliver to each holder of the Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry (including shares of Company Common Stock resulting from the conversion of Company Convertible Notes described in Section 3.01(a) and the Ascent Options described in Section 3.01(b)), the Per Share Merger Consideration (other than any Earnout Shares) in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.

(iii) Notwithstanding the foregoing, in the event that DCRB determines in good faith, that any stockholder of the Company is not an Accredited Investor, then DCRB may elect to satisfy such stockholder’s right to receive the Per Share Merger Consideration deliverable at Closing by delivering or causing to be delivered to such stockholder an amount of cash equal to the Per Share Merger Consideration (other than any Earnout Shares) multiplied by $10.00.

(c) Distributions with Respect to Unexchanged Shares of DCRB Class A Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the DCRB Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DCRB Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, DCRB shall pay or cause to be paid to the holder of the shares of DCRB Class A Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of DCRB Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of DCRB Class A Common Stock.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Convertible Notes described in Section 3.01(a) and Ascent Options described in Section 3.01(b)) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to DCRB Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to DCRB, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to DCRB for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of DCRB free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, DCRB or the Surviving Corporation shall be liable to any holder of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Convertible Notes described in Section 3.01(a) and Ascent Options described in Section 3.01(b)) for any DCRB Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, DCRB, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law; provided that, except with respect to (i) withholding or deducting on compensatory amounts or (ii) a failure by the Company to deliver to DCRB at the Closing the deliverable contemplated in Section 8.02(h), if the applicable withholding agent determines that any payment, issuance or transfer to any stockholder of the Company or any Eligible Company Equityholders hereunder is subject to deduction and/or withholding, then such withholding agent shall (i) use reasonable best efforts to provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) reasonably cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions hereof.

(j) Fractional Shares. No certificates or scrip or shares representing fractional shares of DCRB Class A Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of DCRB or a holder of shares of DCRB Class A Common Stock. In lieu of any fractional share of DCRB Class A Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of DCRB Class A Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

SECTION 3.03 Earnout.

(a) Following the Closing, as additional consideration for the Merger, within five (5) Business Days after the occurrence of a Triggering Event, DCRB shall issue or cause to be issued to the Eligible Company Equityholders (in accordance with their Applicable Earnout Share), the following number of shares of DCRB Class A Common Stock (which number shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to DCRB Class A Common Stock occurring on or after the Closing and prior to the date of such payment (other than the conversion of the DCRB Founders Stock into DCRB Class A Common Stock at the Closing), the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 9,000,000 Earnout Shares;

(ii) upon the occurrence of Triggering Event II, a one-time issuance of 9,000,000 Earnout Shares; and

(iii) upon the occurrence of a Triggering Event III, a one-time issuance of 5,250,000 Earnout Shares.

(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 23,250,000 Earnout Shares; provided, further, that in no event shall the issuance of Earnout Shares upon the occurrence of a Triggering Event III occur prior to the one (1) year anniversary of the Closing Date.

(c) If, during the Earnout Period, there is a Change of Control pursuant to which DCRB or its stockholders have the right to receive consideration implying a value per share of DCRB Class A Common Stock (as agreed in good faith by the Sponsor and the DCRB Board) of:

(i) less than $18.00, then this Section 3.03 shall terminate and no Earnout Shares shall be issuable hereunder;

(ii) greater than or equal to $18.00 but less than $20.00, then, only in the event that no other Earnout Shares have been issued prior to the date of such Change of Control, (A) immediately prior to such Change of Control, DCRB shall issue 9,000,000 shares of DCRB Class A Common Stock to the Eligible Company Equityholders in accordance with each Eligible Company Equityholders’ Applicable Earnout Share and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder;

(iii) greater than or equal to $20.00 but less than $35.00, then, only in the event that fewer than 18,000,000 Earnout Shares have been issued prior to the date of such Change of Control, (A) immediately prior to such Change of Control, DCRB shall issue a number of shares of DCRB Class A Common Stock to the Eligible Company Equityholders in accordance with each Eligible Company Equityholders’ Applicable Earnout Share equal to 18,000,000 less the number of Earnout Shares previously issued, if any, and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder;

(iv) greater than or equal to $35.00, then, only in the event that fewer than 23,250,000 Earnout Shares have been issued prior to the date of such Change of Control, (A) immediately prior to such Change of Control, DCRB shall issue a number of shares of DCRB Class A Common Stock to the Eligible Company Equityholders in accordance with each Eligible Company Equityholders’ Applicable Earnout Share equal to 23,250,000 less the number of Earnout Shares previously issued, if any, and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder.

(d) The DCRB Class A Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III and in clauses (i), (ii), (iii) and (c)(iv) of Section 3.03(c), shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to DCRB Class A Common Stock occurring on or after the Closing (other than the conversion of the DCRB Founders Stock into DCRB Class A Common Stock at the Closing). Notwithstanding the foregoing, in the event that DCRB determines in good faith that any Eligible Company Equityholder is not an Accredited Investor, then DCRB may elect to satisfy such stockholder’s right to receive its Applicable Earnout Share of the Earnout Shares by delivering to such stockholder an amount of cash equal to such Eligible Company Equityholder’s Applicable Earnout Share multiplied by either (i) in the case of rights to receive consideration upon the occurrence of Triggering Event I, Triggering Event II or Triggering Event III, the last reported sales price of one share of DCRB Class A Common Stock quoted on the NASDAQ Capital Market (or the exchange on which the shares of DCRB Class A Common Stock are then listed) for the twenty (20) Trading Days ending on the date of occurrence of the relevant Triggering Event, or (ii) in the case of rights to receive consideration under clauses (i), (ii), (iii) and (iv) of Section 3.03(c), the implied value per share of DCRB Class A Common Stock in such Change of Control (as determined in good faith by the DCRB Board) pursuant to the Change of Control.

(e) No certificates or scrip or shares representing fractional shares of DCRB Class A Common Stock shall be issued in respect of Earnout Shares to an Eligible Company Equityholder and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of DCRB or a holder of shares of DCRB Class A Common Stock. In lieu of any fractional share of DCRB Class A Common Stock to which any Eligible Company Equityholder would otherwise be entitled in respect of Earnout Shares, the Exchange Agent shall round up or down to the nearest whole share of DCRB Class A Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(f) The Eligible Company Equityholders are intended third party beneficiaries of this Section 3.03, and each Eligible Company Equityholder shall be entitled to enforce the same.

(g) All Earnout Shares to be issued and delivered in connection with this Section 3.03 to the Eligible Company Equityholders shall be, upon issuance and delivery of such Earnout Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens.

(h) Notwithstanding the foregoing, any Earnout Shares that are payable to an Eligible Company Equityholder in respect of a Company Option or Company RSU that is unvested as of the applicable Triggering Date shall be held back by the Company and released and paid to the Eligible Company Equityholder promptly following vesting (but in all events within thirty (30) days following vesting) of the applicable Company Option or Company RSU. If such Company Option or Company RSU is forfeited prior to vesting, any Earnout Shares held back by the Company in connection with this provision shall be returned to the Company.

SECTION 3.04 Transaction Costs. No later than two (2) Business Days prior to the Closing, each of DCRB and the Company shall deliver to the other a written notice setting forth the amount of estimated DCRB Transaction Costs or Company Transaction Costs, as applicable, as of the Closing (including separate line items for the Private Placement Transaction Costs) and all relevant supporting documentation used by such party in calculating such amounts as reasonably requested by the other party. Subsequently, DCRB shall prepare and deliver to the Company a statement (the “DCRB Closing Statement”) setting forth DCRB’s good faith estimate of: (i) the amount of DCRB Transaction Costs; (ii) the amount of Company Transaction Costs; (iii) the final Company Valuation; and (iv) the final Company Merger Shares. From and after delivery of the DCRB Closing Statement until the Closing, DCRB shall (x) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within DCRB’s or its Representatives’ possession or control in connection with the Company’s review of the DCRB Closing Statement and (y) consider in good faith any comments to the DCRB Closing Statement provided by the Company, which comments the Company shall deliver to DCRB no later than one

(1) Business Day prior to the Closing Date, and DCRB shall revise such DCRB Closing Statement to incorporate any changes DCRB determines are reasonably necessary or appropriate given such comments. On the Closing Date following the Closing, DCRB shall pay or cause to be paid by wire transfer of immediately available funds (i) all Private Placement Transaction Costs that remain unpaid as of such time and (ii) all other DCRB Transaction Costs and Company Transaction Costs that remain unpaid as of such time.

SECTION 3.05 Payment Schedule. At least three (3) Business Days prior to the Closing, the Company shall deliver to DCRB and Merger Sub a schedule setting forth with respect to each holder of Company Outstanding Shares (the “Payment Schedule”): (a) the name and address of record of such holder, (b) whether such holder is a current or former employee of the Company or any of its affiliates, (c) the total number of Company Outstanding Shares held by such holder as of immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of Ascent Options described in Section 3.01(b)) and the total number of Company Outstanding Shares subject to Company Warrants, Company Options and Company RSUs as of immediately prior to the Effective Time, (d) the total number of shares of Company Common Stock issuable upon conversion of the Company Convertible Notes described in Section 3.01(a), (e) the Per Share Merger Consideration and shares of DCRB Class A Common Stock subject to Assumed Warrants, Exchanged Options and Exchanged RSUs for each such Company Outstanding Share and share of Company Common Stock issuable upon conversion of the Company Convertible Notes described in Section 3.01(a) and (f) the Applicable Earnout Share. The Payment Schedule shall be prepared and determined in accordance with Company’s organizational documents and any other applicable, agreement, instrument or other document governing the Company Outstanding Shares. DCRB and Merger Sub shall be entitled to rely fully on the Payment Schedule for purposes of this Agreement and all payments required to be made hereunder, and none of DCRB, the Surviving Corporation or any of their respective affiliates shall have any liability to any person for any payment made in accordance with the calculations set forth in the Payment Schedule or any other payment made to the Exchange Agent for the benefit of the holders of Company Outstanding Shares pursuant to this Article III based on the Payment Schedule (including with respect to any claim that the Payment Schedule or such other written instruction is incomplete or inaccurate). All payments to be made to the holders of Company Outstanding Shares pursuant to this Agreement shall be made in accordance with the Payment Schedule.

SECTION 3.06 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or DCRB for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions hereof.

SECTION 3.07 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give DCRB (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of DCRB (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to DCRB and Merger Sub as of the date hereof and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation or other organization duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owed by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except for the Company Subsidiaries, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to DCRB a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock. As of the date hereof, (i) 93,805,000 shares of Company Common Stock are issued and outstanding, (ii) 0 shares of Company Common Stock are held in the treasury of the Company, (iii) 16,250,000 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Stock Plan, (iv) 4,583,333 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Ascent Options, (v) 2,835,619 shares of Company Common Stock are reserved for future issuance pursuant to the Company Convertible Notes and (vi) 184,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants.

(b) Other than the Company Options, the Ascent Options, the Company Convertible Notes, the Company Warrants and the Company RSUs, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Common Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding: (i) the name of the Company Option recipient; (ii) the Company Stock Plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise or purchase price of such Company Option; (v) the date on which such Company Option was granted; and (vi) the date on which such Company Option expires. The Company has made available to DCRB accurate and complete copies of the Company Stock Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock and stock-based award agreements evidencing such Company Options. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) Section 4.03(d) of the Company Disclosure Schedule sets forth the following information with respect to each Ascent Option outstanding: (i) the name of the Ascent Option recipient; (ii) the number of shares of Company Common Stock subject to such Ascent Option; (iii) the exercise or purchase price of such Ascent Option; (iv) the date on which such Ascent Option was granted; and (v) the date on which such Ascent Option expires. The Company has made available to DCRB accurate and complete copies of the Ascent Option. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(e) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(f) All outstanding Company Common Stock, all outstanding Company Options, all outstanding Ascent Options, all outstanding Company Convertible Notes, all outstanding Company Warrants, all outstanding Company RSUs and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable laws and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(g) Each outstanding share of Company Common Stock is duly authorized, validly issued, fully paid and nonassessable, and each such share is free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(h) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(i) Except for the Company Common Stock, the Company Options, the Company Convertible Notes, the Ascent Options, the Company Warrants and the Company RSUs, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company are authorized or issued and outstanding. The Company has made available to DCRB accurate and complete copies of the Company Convertible Notes and the Warrant Subscription Agreement.

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by DCRB and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or arbitration authority (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in material conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit.

SECTION 4.07 Financial Statements.

(a) The Company has made available to DCRB true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the period from the Company’s inception through December 31, 2020 (collectively, the “Unaudited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Unaudited Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(b) Except as and to the extent set forth on the Unaudited Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Unaudited Financial Statements, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or (iv) permitted or contemplated in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement.

(c) Since its formation, (i) neither the Company nor any Company Subsidiary, nor to the Company’s knowledge, no director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

SECTION 4.08 Absence of Certain Changes or Events. Since its formation, and on and prior to the date of this Agreement, except as otherwise reflected in the Unaudited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measure, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement without DCRB’s consent, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding, arbitration or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any material property or asset of the

Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any obligation (other than customary employee, director or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, each Employee Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”), which is material to the Company or any Company Subsidiary.

(b) With respect to each Plan, the Company has made available to DCRB, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2020 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed in respect of 2020, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan since its formation. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since the formation of the Company, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement together with any other event (including a termination of employment), nor will any such transaction together with any other event (including a termination of employment) accelerate the time of payment or vesting, require funding, forgive indebtedness, or increase the amount, of any benefit or other compensation due to any individual. The Transactions together with any other event (including a termination of employment) shall not be the direct cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code, nor will the Transactions together with any other event (including a termination of employment) be the direct cause of any amount received by any current or former employee, officer, director or consultant of the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code. No current or former employee, officer, director of the Company or any Company Subsidiary is entitled to receive any gross-up or additional payment by reason of any tax being imposed on such person, including any tax required by Section 409A or 4999 of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous law.

(f) Each Plan is, and has been since the formation of the Company, in compliance, in all material respects, with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any Company Subsidiary that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and to the knowledge of the Company, no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

SECTION 4.11 Labor and Employment Matters.

(a) Schedule 4.11(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position (including whether full- or part-time) and location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and status as exempt or non-exempt under the Fair Labor Standards Act; (v) commission, bonus or other incentive-based compensation eligibility; (vi) details of any visa or work permit; and (vii) leave status. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all present and former employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements) in all material respects.

(b) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by, a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since the formation of the Company there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. Since the formation of the Company, there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees.

(d) The Company and the Company Subsidiaries are and have been since their formation, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leave, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints properly submitted to the Company) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. As of the Closing, each employee of the Company and each Company Subsidiary will have been paid in all material respects all wages, bonuses, compensation, and other sums owed and due to such individual as of such date, except for any amount that is payable, in accordance with its terms or the Company’s or Company Subsidiary’s ordinary course practice, in the payroll cycle immediately following the Closing.

SECTION 4.12 Real Property; Title to Assets.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned by the Company (the “Owned Real Property” and together with the Leased Real Property, the “Real Property”). Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, (i) the Company has good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, (ii) no Owned Real Property is subject to any outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of any Owned Real Property or interest therein, (iii) no Owned Real Property is subject to any lease, sublease, concession, license, occupancy agreement, outstanding option or right of first refusal to lease, or other contracts or arrangement granting to any person other than the Company the right to occupy any Owned Real Property, or any portion of any Owned Real Property, and (iv) there are no persons other than the Company in possession thereof.

(b) The Company is not in breach or default of any restrictive covenant affecting the Real Property, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenant, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c) To the Company’s Knowledge, there are no pending or threatened condemnation, expropriation or eminent domain proceedings with respect to any Real Property.

(d) No damage or destruction has occurred with respect to any of the Real Property that would have a Company Material Adverse Effect, whether or not covered by an enforceable insurance policy.

(e) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the use by the Company of the land, buildings, structures and improvements on the Real Property are in conformity with all applicable Laws, including, without limitation, all applicable zoning Laws, and with all registered deeds, restrictions of record or other agreements of record affecting such Real Property, (ii) there exists no conflict or dispute with any Governmental Authority, regulatory authority or other person relating to any Real Property or the activities thereon or the occupancy or use thereof of which the Company has received written notice, and (iii) all requisite certificates of occupancy and other permits or approvals required with respect to the land, buildings, structures and improvements on any of the Owned Real Property and the occupancy and use thereof have been obtained and are currently in effect.

(f) There are currently in effect such insurance policies for the Owned Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes.

(g) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to DCRB. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Registered Intellectual Property, showing for each item, as applicable, the filing date, date of issuance, and registration or application number, and applicable jurisdiction.

(b) The Company or one of the Company Subsidiaries (i) solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and (ii) has a valid right to use all other Intellectual Property used in and material to the operation of the Company’s and the Company Subsidiaries’ business. All Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and, other than Registered Intellectual Property constituting applications, enforceable.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain and protect Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any of their material trade secrets or other material Confidential Information relating to the Products or which is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality of such Confidential Information.

(d) In the three (3) year period preceding the date of this Agreement, (i) there have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company-Owned IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons by the Company or any Company Subsidiaries (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) except as would not reasonably be expected to result in material liability to the Company or Company Subsidiaries or disrupt their respective businesses, the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; and (iii) except as would not reasonably be expected to be material to the businesses of the Company or the Company Subsidiaries, to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP.

(e) Since the formation of the Company, all employees and contractors of the Company and the Company Subsidiaries who have contributed, developed or conceived, or who have been hired or engaged to contribute, develop or conceive, any material Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, each substantially consistent with a form agreement made available to DCRB, pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and within the scope of his, her or its employment by or engagement with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations on the Company’s or the applicable Company Subsidiary’s use or other disposition or ownership of such Intellectual Property. No current or former director, officer, or employee of the Company or any Company Subsidiary will, after giving effect to each of the transactions contemplated herein, own or retain any ownership rights in or to, or have the right to receive any royalty or other payment with respect to, any of Company-Owned IP.

(f) Section 4.13(f) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been incorporated into, integrated with or linked to proprietary software material to the operation of any Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license and (ii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Products (including the applicable Product or Products and the manner and extent to which such item of Open Source Software interoperates with any Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.).

(g) The Company and Company Subsidiaries do not use and have not used any Open Source Software that is subject to any Reciprocal License in a manner that actually requires that the Company or any Company Subsidiary (i) disclose (in source code format), distribute or license any of their material proprietary Software (other than the unmodified Open Source Software), (ii) make any disclosure (in source code format), distribution or licensing of any of their material proprietary Software (other than the unmodified Open Source Software) be at no charge, (iii) permit licensees of their material proprietary Software to access the source code of, modify, make derivative works of, or reverse-engineer any such material proprietary Software (other than the unmodified Open Source Software), (iv) permit licensees of their material proprietary Software to redistribute such material proprietary Software (other than the unmodified Open Source Software), or (v) grant any license or similar right (including a covenant not to sue) with respect to patents constituting Company-Owned IP (other than with respect to the unmodified Open Source Software).

(h) To the Company’s knowledge, since the date of its formation, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of any third-party Business Systems that are needed to operate the business of the Company and the Company Subsidiaries as currently conducted.

(i) Section 4.13(i) of the Company Disclosure Schedule sets forth the Company’s good faith projections for its commercialization timeline based upon the actual knowledge of the Company as of the date of this Agreement, taking into account any actually known defects, technical concerns, or similar problems in existence as of the date of this Agreement.

(j) Except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have, since the Company’s formation, complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable public-facing privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other confidential Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into, or by which it is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The

Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of their respective Business Systems and confidential Business Data, including where applicable, implementing procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing back-up copies of critical data. To the Company’s knowledge, there is no material Disabling Device in any of the Business Systems controlled by the Company or any Company Subsidiary, or in any of the Products. Since their formation, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any confidential Business Data; or (y) to the Company’s knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for any such claim or complaint.

(k) The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Company from retaining or using any Personal Information or other material Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries use such Personal Information and other applicable Business Data prior to the Closing Date, or result in material liabilities in connection with Data Security Requirements.

(l) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization, in each case, in a manner that requires or would reasonably be expected to require the Company or any Company Subsidiary to grant or offer to any other person any license or similar right to any Company-Owned IP.

SECTION 4.14 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) have provided adequate reserves in accordance with GAAP in the Unaudited Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date of the Unaudited Financial Statements that have not been paid.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the Company or any Company Subsidiary) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person (other than the Company or any Company Subsidiary) after the Closing as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company or Horizon Fuel Cell Technologies PTE LTD, or an affiliate of Horizon Fuel Cell Technologies PTE LTD, is or was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor or by contract other than, in each case, pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(g) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither the IRS nor any other U.S. or non-U.S. Taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes.

(j) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(k) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(m) The Company has not taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

SECTION 4.15 Environmental Matters.

(a) Since their formation, neither the Company nor any of the Company Subsidiaries has violated, nor is it in violation of, applicable Environmental Law, except as has been resolved to the satisfaction of the applicable Governmental Authority;

(b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could reasonably be expected to give rise to a liability of the Company or any Company Subsidiary under Environmental Laws;

(c) to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has released Hazardous Substances at any property and, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances;

(d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”);

(e) each of the Company and each Company Subsidiary is in compliance with Environmental Laws and Environmental Permits;

(f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the knowledge of the Company threatened, Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not have a Company Material Adverse Effect; and

(g) the Company has provided DCRB and Merger Sub with copies of all environmental site assessments, reports and studies in its possession relating to environmental compliance or the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

SECTION 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan, being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over any 12-month period;

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary of more than (A) in respect of contracts or agreements for materials used in the manufacture of Products of the Company, $1,000,000, or (B) in all other cases, $500,000, in the aggregate, over any 12-month period, in each case, other than purchase orders on the form of such purchase order made available in the Virtual Data Room;

(iii) each contract and agreement between the Company and Horizon Fuel Cell Technologies PTE LTD., or any of their respective affiliates (other than contracts and agreements among the Company and the Company Subsidiaries);

(iv) each contract and agreement related to the Company’s formation, including but not limited to any contract or agreement related to the Company’s formation in order to commercialize fuel cell technology of Horizon Fuel Cell Technologies PTE LTD and Hymas PTE LTD;

(v) all broker, distributor, dealer, manufacturer’s representative, franchise and agency contracts and agreements to which the Company is a party that are material to the business of the Company;

(vi) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vii) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all contracts or instruments guarantying the debts or other obligations of any person;

(viii) all partnership, joint venture or similar agreements;

(ix) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xii) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(xiii) all Lease Documents;

(xiv) all contracts and agreements pursuant to which the Company or any Company Subsidiary (A) receives a license to use material Company-Licensed IP, other than non-exclusive licenses granted with respect to commercially available Software or information technology services on standardized terms and involving annual payments of less than $100,000, or (B) grants to a third party a material license to Company-Owned IP, other than non-exclusive licenses granted to (x) any third-party manufacturer or service provider for the purpose of providing services to or on behalf of the Company or any Company Subsidiary, or (y) customers for the purpose of using Products sold by or on behalf of the Company;

(xv) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);

(xvi) all contracts and agreements relating to a Company Interested Party Transaction;

(xvii) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xviii) all contracts and agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis; and

(xix) all contracts and agreements governing the Company’s or any Company Subsidiary’s joint ownership of Company-Owned IP, or the development of material Company-Owned IP by a third party for the benefit of the Company (excluding, for the avoidance of doubt, employee invention assignment and confidentiality agreements entered into on terms consistent with a standard form made available to DCRB).

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company has, in all material respects, furnished or made available to DCRB true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19 Certain Business Practices.

(a) The Company, the Company Subsidiaries, the Company’s parent (solely in connection with the Company, the Company Subsidiaries and their respective operations), and any of their respective directors, officers, or employees, and to the Company’s knowledge, their agents, have not in the last five (5) years, violated any Anti-Corruption Law, nor have they directly or indirectly given, offered, promised, or authorized or agreed to give any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments), advantage or any other thing of value to: (i) any Government Official; (ii) any person acting for or on behalf of any Government Official; (iii) any other person; or (iv) any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office, for the purpose of obtaining or retaining business or favorable governmental action or to otherwise secure any improper advantage in violation of applicable Anti-Corruption Laws.

(b) The Company, the Company Subsidiaries, the Company’s parent (in connection with the Company, the Company Subsidiaries, or their operations), and any of their respective directors, officers, or employees, and to the Company’s knowledge, their agents: (i) are not now and have not been in the last (5) years a Sanctioned Person; (ii) have not in the last five (5) years transacted business with or for the benefit of any Sanctioned Person or otherwise violated any applicable Sanctions; or (iii) have not in the last five (5) years violated any applicable Ex-Im Laws.

(c) There are not now and have not been in the last five (5) years any proceedings or investigations by or before any Governmental Authority involving the Company, the Company Subsidiaries, the Company’s parent (in connection with the Company, the Company Subsidiaries, or their operations), or any of their respective directors, officers, or employees, or to the Company’s knowledge, their agents relating to the Anti-Corruption Laws, Sanctions, or Ex-Im Laws, nor to the Company’s or the Company Subsidiaries’ knowledge is such a proceeding or investigation threatened.

SECTION 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business or pursuant to any Plan, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company and the Company Subsidiaries have not, since their formation, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. Section 4.20 of the Company Disclosure Schedule sets forth a list of all Company Interested Party Transactions.

SECTION 4.21 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.22 Brokers. Except for Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided DCRB with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Goldman Sachs & Co. LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 4.23 Accredited Investors. To the knowledge of the Company, each stockholder of the Company is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

SECTION 4.24 Sexual Harassment and Misconduct. Except as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, (a) none of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or misconduct in writing by an executive officer, director or employee of the Company or any of the Company Subsidiaries, and (b) there are no, and since the formation of the Company and the Company Subsidiaries, there have not been any Actions pending or, to the knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any of the Company Subsidiaries. Since their formation, the Company and the Company Subsidiaries have complied with all applicable Laws with respect to investigating all material sexual harassment or other material discrimination allegations with respect to current or former employees of which the Company has or had knowledge.

SECTION 4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to DCRB, its affiliates or any of their respective Representatives in any form by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to DCRB, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to DCRB, its affiliates or any of their respective Representatives or any other person in any form, and any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF DCRB AND MERGER SUB

Except as set forth in the DCRB SEC Reports filed prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such DCRB SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a DCRB SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), DCRB hereby represents and warrants to the Company as of the date hereof and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

SECTION 5.01 Corporate Organization.

(a) Each of DCRB and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a DCRB Material Adverse Effect.

(b) Merger Sub is the only subsidiary of DCRB. Except for Merger Sub, DCRB does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02 Organizational Documents. Each of DCRB and Merger Sub has furnished to the Company complete and correct copies of the DCRB Organizational Documents and the Merger Sub Organizational Documents. The DCRB Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither DCRB nor Merger Sub is in violation of any of the provisions of the DCRB Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.03 Capitalization.

(a) The authorized capital stock of DCRB consists of (i) 250,000,000 shares of DCRB Class A Common Stock, (ii) 20,000,000 shares of DCRB Founders Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“DCRB Preferred Stock”). As of the date of this Agreement, (i) 22,572,502 shares of DCRB Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 5,643,125 shares of DCRB Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of DCRB Class A Common Stock or DCRB Founders Stock are held in the treasury of DCRB, (iv) 17,800,751 DCRB Warrants are outstanding, and (v) 17,800,751 shares of DCRB Class A Common Stock are reserved for future issuance pursuant to the DCRB Warrants. As of the date of this Agreement, there are no shares of DCRB Preferred Stock issued and outstanding. Each DCRB Warrant is exercisable for one share of DCRB Class A Common Stock at an exercise price of $11.50, subject to the terms of such DCRB Warrant and the DCRB Warrant Agreement. The DCRB Founders Stock will convert into DCRB Class A Common Stock at the Closing pursuant to the terms of the DCRB Certificate of Incorporation.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 10,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by DCRB free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding DCRB Units, shares of DCRB Class A Common Stock, shares of DCRB Founders Stock and DCRB Warrants have been granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the DCRB Organizational Documents.

(d) The Per Share Merger Consideration being delivered by DCRB hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the DCRB Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for the Subscription Agreements, this Agreement, the DCRB Warrants and the DCRB Founders Stock, DCRB has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of DCRB or obligating DCRB to issue or sell any shares of capital stock of, or other equity interests in, DCRB. All shares of DCRB Class A Common Stock subject to issuance as described above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither DCRB nor any subsidiary of DCRB is a party to, or otherwise bound by, and neither DCRB nor any subsidiary of DCRB has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, DCRB is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of DCRB Common Stock or any of the equity interests or other securities of DCRB or any of its subsidiaries. Except with respect to the Redemption Rights and the DCRB Warrants, there are no outstanding contractual obligations of DCRB to repurchase, redeem or otherwise acquire any shares of DCRB Common Stock. There are no outstanding contractual obligations of DCRB to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04 Authority Relative to This Agreement. Each of DCRB and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of DCRB and Merger Sub and the consummation by each of DCRB and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of DCRB or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger and the Private Placements, the approval and adoption of this Agreement and the issuance of the Per Share Merger Consideration and the shares in the Private Placements by the holders of a majority of the outstanding shares of DCRB Common Stock entitled to vote and actually cast thereon at the DCRB Stockholders’ Meeting and by the holders of a majority of the outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the amendment and restatement of the DCRB Certificate of Incorporation, which shall be required to authorize the issuance of the Per Share Merger Consideration and the shares in the Private Placement, the approval of a majority of the outstanding shares of DCRB Common Stock).

This Agreement has been duly and validly executed and delivered by DCRB and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of DCRB or Merger Sub, enforceable against DCRB or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The DCRB Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the DCRB Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of DCRB, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of DCRB and Merger Sub do not, and the performance of this Agreement by each of DCRB and Merger Sub will not, (i) conflict with or violate the DCRB Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of DCRB or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of DCRB or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of DCRB or Merger Sub is a party or by which each of DCRB or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a DCRB Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of DCRB and Merger Sub do not, and the performance of this Agreement by each of DCRB and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent DCRB or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. Neither DCRB nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to DCRB or Merger Sub or by which any property or asset of DCRB or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DCRB or Merger Sub is a party or by which DCRB or Merger Sub or any property or asset of DCRB or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a DCRB Material Adverse Effect. Each of DCRB and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for DCRB or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) DCRB has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since October 19, 2020, together with any amendments, restatements or supplements thereto (collectively, the “DCRB SEC Reports”). DCRB has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by DCRB with the SEC to all agreements, documents and other instruments that previously had been filed by DCRB with the SEC and are currently in effect. As of their respective dates, the DCRB SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any DCRB SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other DCRB SEC Report. Each director and executive officer of DCRB has filed with the SEC on a timely basis all documents required with respect to DCRB by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the DCRB SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of DCRB as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). DCRB has no off-balance sheet arrangements that are not disclosed in the DCRB SEC Reports. No financial statements other than those of DCRB are required by GAAP to be included in the consolidated financial statements of DCRB.

(c) Except as and to the extent set forth in the DCRB SEC Reports, neither DCRB nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of DCRB’s and Merger Sub’s business.

(d) DCRB is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Capital Market.

(e) DCRB has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to DCRB and other material information required to be disclosed by DCRB in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to DCRB’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting DCRB’s principal executive officer and principal financial officer to material information required to be included in DCRB’s periodic reports required under the Exchange Act.

(f) DCRB maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that DCRB maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. DCRB has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of DCRB to DCRB’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of DCRB to record, process, summarize and report financial data. DCRB has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of DCRB. Since September 30, 2020, there have been no material changes in DCRB’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by DCRB to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of DCRB, and DCRB has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither DCRB (including any employee thereof) nor DCRB’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by DCRB, (ii) any fraud, whether or not material, that involves DCRB’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by DCRB or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the DCRB SEC Reports. To the knowledge of DCRB, none of the DCRB SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Absence of Certain Changes or Events. Since October 22, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) DCRB has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measure, (b) DCRB has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a DCRB Material Adverse Effect, and (d) DCRB has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of DCRB, threatened against DCRB, or any property or asset of DCRB, before any Governmental Authority. Neither DCRB nor any material property or asset of DCRB is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of DCRB, continuing investigation by, any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The DCRB Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of DCRB and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the stockholders of DCRB approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger be submitted for consideration by the stockholders of DCRB at the DCRB Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of DCRB necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of DCRB Common Stock entitled to vote and actually cast thereon at the DCRB Stockholders’ Meeting.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

SECTION 5.12 Brokers. Except for Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of DCRB or Merger Sub. DCRB has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 5.13 DCRB Trust Fund. As of the date of this Agreement, DCRB has no less than $225,700,000 in the trust fund established by DCRB for the benefit of its public stockholders (the “Trust Fund”) (including an aggregate of approximately $7,900,375 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of October 19, 2020, between DCRB and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. DCRB has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by DCRB or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between DCRB and the Trustee that would cause the description of the Trust Agreement in the DCRB SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of DCRB who shall have elected to redeem their shares of DCRB Class A Common Stock pursuant to the DCRB Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon exercise of Redemption Rights in accordance with the provisions of the DCRB Organizational Documents. As of the date of this Agreement, following the Effective Time, no stockholder of DCRB shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of DCRB, threatened in writing with respect to the Trust Account. DCRB has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to DCRB at the Effective Time.

SECTION 5.14 Employees. Other than any officers as described in the DCRB SEC Reports, DCRB and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by DCRB’s officers and directors in connection with activities on DCRB’s behalf in an aggregate amount not in excess of the amount of cash held by DCRB outside of the Trust Account, DCRB has no unsatisfied material liability with respect to any officer or director. DCRB and Merger Sub have never and do not currently maintain, sponsor or contribute to, and have never been required to contribute to, or incurred any liability (contingent or otherwise) under, or have any direct or material liability under, any Employee Benefit Plan.

SECTION 5.15 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a DCRB Material Adverse Effect:

(a) DCRB and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of DCRB for any material Taxes of DCRB as of the date of such financial statements that have not been paid.

(b) Neither DCRB nor Merger Sub is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than DCRB or Merger Sub) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person (other than DCRB or Merger Sub) after the Closing as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither DCRB nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of DCRB and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e) Neither DCRB nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which DCRB is the common parent).

(f) Neither DCRB nor Merger Sub has any material liability for the Taxes of any person (other than DCRB and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor or by contract other than, in each case, pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(g) Neither DCRB nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Neither DCRB nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither the IRS nor any other U.S. or non-U.S. Taxing authority or agency has asserted in writing or, to the knowledge of DCRB or Merger Sub, has threatened to assert against DCRB or Merger Sub any deficiency or claim for any Taxes.

(j) There are no Tax liens upon any assets of DCRB or Merger Sub except for Permitted Liens.

(k) Neither DCRB nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither DCRB nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which DCRB or Merger Sub does not file Tax Returns stating that DCRB or Merger Sub is or may be subject to Tax in such jurisdiction.

(m) Neither DCRB nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

SECTION 5.16 Registration and Listing. The issued and outstanding DCRB Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Capital Market under the symbol “DCRBU”. The issued and outstanding shares of DCRB Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Capital Market under the symbol “DCRB”. The outstanding DCRB Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Capital Market under the symbol “DCRBW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of DCRB, threatened in writing against DCRB by the NASDAQ Capital Market or the SEC with respect to any intention by such entity to deregister the DCRB Units, the shares of DCRB Class A Common Stock, or DCRB Warrants or terminate the listing of DCRB on the NASDAQ Capital Market. None of DCRB or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of DCRB Class A Common Stock or the DCRB Warrants under the Exchange Act.

SECTION 5.17 Private Placements. DCRB has made available to the Company true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of DCRB (or its applicable affiliate) and, to the knowledge of DCRB, each other party thereto (other than the Company and except, in any case, as may be limited by Remedies Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. There are no contracts or agreements between DCRB and any other party to a Subscription Agreement relating to any Subscription Agreement that would reasonably be expected to affect the obligations of the such investors to contribute to DCRB the applicable portion of the Private Placements set forth in the Subscription Agreements, and, to the knowledge of DCRB, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placements not being available to DCRB, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of DCRB under any material term or condition of any Subscription Agreement and, as of the date hereof, DCRB has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the parties thereto to contribute to DCRB the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein.

SECTION 5.18 DCRB’s and Merger Sub’s Investigation and Reliance. Each of DCRB and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by DCRB and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. DCRB, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither DCRB nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to DCRB, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to DCRB or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. DCRB and Merger Sub acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law or any COVID-19 Measure (including as may be requested or compelled by any Governmental Authority), unless DCRB shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided that neither the Company nor any Company Subsidiaries shall be required to amend or otherwise change any Plan for purposes of this Section 6.01(a)(ii)).

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of DCRB (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii) issue, sell, pledge, dispose of, grant any Lien (other than a Permitted Lien) on, or authorize the issuance, sale, pledge, disposition, grant of any Lien (other than a Permitted Lien) on, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, provided that (x) the exercise of, and issuance of shares of Company Common Stock pursuant to, any Company Options outstanding and in effect on the date of this Agreement, and (y) the issuance of shares of Company Common Stock pursuant to the terms of the Company Convertible Notes, Company Warrants and the Ascent Options, in each case, in effect on the date of this Agreement shall not require the consent of DCRB; or (B) any material assets of the Company or any Company Subsidiary;

(iv) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vii) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(viii) enter into, renew or amend in any material respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);

(ix) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant; (B) enter into any new or amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant; (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees; (E) hire any new employees unless (1) necessary to replace an employee whose employment has ended, as permitted hereunder (and in which case such hiring shall be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (2) such employees are hired on an at-will basis with (I) an annualized base salary or total wage rate (excluding overtime) below $250,000 on an annualized basis, and (II) employment terms that permit(s) termination of employment: (x) by the Company or a Company Subsidiary with no more than one (1) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary; or (F) transfer any employee or terminate the employment or service of any employee other than any such termination for cause; except in each of clauses (A) through (F) that the Company may (1) take action as required under any Plan or other employment or consulting agreement in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business consistent with past practice and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and as required by the bonus or commission plans existing on the date of this Agreement;

(x) adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(xi) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xii) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xiii) (A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business;

(xiv) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products in a manner whereby such developed Intellectual Property would be owned by the counterparty to such contract, agreement or arrangement, other than a counterparty that is itself the Company or a Company Subsidiary;

(xv) intentionally (A) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or (B) fail to perform or make any applicable filings, or recordings, or fail to pay all required fees and Taxes, in each case, that would result in the invalidation, unenforceability, loss or abandonment of any material Company-Owned IP, in each case, other than in the ordinary course of business as part of the Company’s prosecution and maintenance of its Intellectual Property portfolio, provided that the foregoing exclusion shall not permit the abandonment of any material item of Registered Intellectual Property;

(xvi) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $200,000 individually or $500,000 in the aggregate; or

(xvii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from DCRB to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to DCRB, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of DCRB and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.02 Conduct of Business by DCRB and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), DCRB agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the businesses of DCRB and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither DCRB nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change the DCRB Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of DCRB other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the DCRB Organizational Documents (including pursuant to the Redemption Rights);

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the DCRB Common Stock or DCRB Warrants except for redemptions from the Trust Fund and conversions of the DCRB Founders Stock that are required pursuant to the DCRB Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of DCRB or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of DCRB or Merger Sub, except in connection with conversion of the DCRB Founders Stock pursuant to the DCRB Organizational Documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of DCRB’s officers and directors to finance DCRB’s transaction costs in connection with the transactions contemplated hereby;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of DCRB, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of DCRB’s officers and directors to finance DCRB’s transaction costs in connection with the transactions contemplated hereby;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of DCRB or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account;

(k) hire any employees, engage any consultants or adopt, becoming obligated to contribute to, enter into or incur incremental liability (contingent or otherwise) under any Employee Benefit Plan; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require DCRB to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of DCRB prior to the Closing Date. Prior to the Closing Date, each of DCRB and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and DCRB on the other hand, this Agreement, any Ancillary Agreement, the Transactions or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against DCRB, Merger Sub or any other person (a) for legal relief against monies or other assets of DCRB or Merger Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for DCRB to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against DCRB (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and DCRB consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, DCRB shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event DCRB prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.01, DCRB (with the assistance and cooperation of the Company as reasonably requested by DCRB) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of DCRB relating to the meeting of DCRB’s stockholders (including any adjournment or postponement thereof, the “DCRB Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and the Merger, (ii) approval of the issuance of DCRB Class A Common Stock as contemplated by this Agreement and the Subscription Agreements, (iii) the second amended and restated DCRB Certificate of Incorporation as set forth on Exhibit D and (iv) any other proposals the parties jointly, in writing, deem necessary to effectuate the Merger (collectively, the “DCRB Proposals”). The Company shall furnish all information concerning the Company as DCRB may reasonably request in connection with such actions and the preparation of the Proxy Statement. DCRB and the Company each shall use their reasonable best efforts to (x) cause the Proxy Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto and (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. As promptly as practicable after the date on which the SEC confirms orally or in writing, that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, DCRB shall mail the Proxy Statement to its stockholders. Each of DCRB and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement will be made by DCRB without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). DCRB will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of DCRB and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned, or delayed) any response to comments of the SEC with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto.

(c) DCRB represents that the information supplied by DCRB for inclusion in the Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of DCRB, (ii) the time of the DCRB Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to DCRB or Merger Sub, or their respective officers or directors, should be discovered by DCRB which should be set forth in an amendment or a supplement to the Proxy Statement, DCRB shall promptly inform the Company. All documents that DCRB is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of DCRB, (ii) the time of the DCRB Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform DCRB. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 7.02 DCRB Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) DCRB shall call and hold the DCRB Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the DCRB Proposals, and DCRB shall use its reasonable best efforts to hold the DCRB Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that DCRB may postpone or adjourn the DCRB Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the DCRB Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the DCRB Proposals or otherwise take actions consistent with DCRB’s obligations pursuant to Section 7.10 of this Agreement. DCRB shall use its reasonable best efforts to obtain the approval of the DCRB Proposals at the DCRB Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the DCRB Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The DCRB Board shall recommend to its stockholders that they approve the DCRB Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing, if the DCRB Board, after consultation with its outside legal counsel and financial advisors, determines in good faith that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties to DCRB’s stockholders under applicable Law, then the DCRB Board may withdraw or modify its recommendation in the Proxy Statement so long as DCRB (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours’ advance written notice of such withdrawal or modification (any such action, a “Change in Recommendation”); provided, however, that the DCRB Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless DCRB has provided to the Company three (3) Business Days’ prior written notice advising the Company that the DCRB Board intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, a Change in Recommendation will not (x) change the approval of this Agreement or any other approval of the DCRB Board or (y) affect DCRB’s obligations pursuant to this Section 7.02(a) (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

(b) Promptly following the execution of this Agreement, DCRB shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

SECTION 7.03 Company Stockholders’ Written Consent. Promptly following the execution of this Agreement (and in any event within one (1) Business Day), the Company shall seek the irrevocable written consent, substantially in the form attached hereto as Exhibit F, of holders of the Company Stockholder Approval in favor of the approval and adoption of this Agreement and the Transactions, including the Merger (the “Written Consent”), and deliver a copy of the Written Consent to DCRB.

SECTION 7.04 Lock-Up Agreements. Promptly following the execution of this Agreement (and in any event within one (1) Business Day), the Company shall deliver to DCRB the Lock-Up Agreements.

SECTION 7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and DCRB shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request to consummate the Transactions. Notwithstanding the foregoing, neither the Company nor DCRB shall be required to provide access to or disclose information where the access or disclosure would result in the disclosure of any trade secret, jeopardize the protection of attorney-client privilege, or contravene applicable Law or COVID-19 Measures (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or permit any invasive environmental testing or sampling.

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated November 2, 2020 (the “Confidentiality Agreement”), between DCRB and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.06 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the parties shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby, including the Private Placement, shall not be deemed a violation of this Section 7.06. Each party shall, and shall cause its subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Evaluation Information or Transaction Information (as such terms are defined in the Confidentiality Agreement) furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transaction that prohibits such party from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.06 by a party or any of its subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.06 by such party.

SECTION 7.07 Employee Benefits Matters.

(a) The parties shall cooperate to establish, prior to the filing of the definitive Proxy Statement, an equity incentive award plan that will allow the parties to effectuate the actions set forth in Section 3.01(c)(v), which may include DCRB assuming the Company Stock Plan or establishing a new equity incentive award plan. In the event that DCRB determines to assume the Company Stock Plan, DCRB, Merger Sub and the Company shall cooperate to take all actions necessary for the adoption to take place prior to the Effective Time.

(b) The Company shall cause all notices to be timely provided to each participant under the Company Stock Plan as required by the Company Stock Plan.

(c) DCRB shall, or shall cause the Surviving Corporation or its applicable subsidiary to use reasonable best efforts to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, DCRB shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(d) DCRB shall, or shall cause the Surviving Corporation or its applicable subsidiary to, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, provide to Continuing Employees: (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time; (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and the Company Subsidiaries to each such

Continuing Employee immediately prior to the Effective Time; (iii) pension and welfare benefits that are no less favorable in the aggregate than those provided by the Company and the Company Subsidiaries to such Continuing Employees immediately prior to the Effective Time; and (iv) severance benefits that are no less favorable than the severance benefits provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time.

(e) Prior to the filing of the definitive Proxy Statement, DCRB will adopt a customary equity incentive plan that is reasonably acceptable to the Company.

(f) Prior to the filing of the definitive Proxy Statement, the Company will amend and restate the employment agreements, or enter into new employment agreements, with each of the Company’s current executive chairman and chief executive officer (the “Employment Agreements”), which Employment Agreements shall be in a form reasonably acceptable to DCRB and shall contain market terms for a public company of similar size and industry to the Company.

(g) The provisions of this Section 7.07 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or any of the Company Subsidiaries or shall require the Company, any of the Company Subsidiaries, DCRB, the Surviving Corporation or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.08 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, DCRB agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) For a period of six (6) years from the Effective Time, DCRB shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been made available to DCRB) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall DCRB be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then DCRB will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, (i) DCRB will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder and (ii) if any claim is asserted or made within such six-(6) year period, any insurance required to be maintained under this Section 7.08(b) shall be continued in respect of such claim under this final disposition thereof. If the Company is unable to obtain the “tail” policy and DCRB is unable to obtain the insurance described in this Section 7.08(b) for an amount less than or equal to the Maximum Annual Premium, DCRB will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(c) On the Closing Date, DCRB shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and DCRB with the post-Closing directors and officers of DCRB, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.09 Notification of Certain Matters. The Company shall give prompt notice to DCRB, and DCRB shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 7.10 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the

Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action. The Company shall use good faith efforts to complete the matters set forth on Schedule 7.10 (a) of the Company Disclosure Schedule prior to the Effective Time.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, DCRB shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, and the Company shall cooperate with DCRB in such efforts. DCRB shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to delay or prevent the consummation of the Private Placement. Without limiting the generality of the foregoing, DCRB shall give the Company, prompt (and, in any event within three Business Days) written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to DCRB; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if DCRB does not expect to receive all or any portion of the Private Placements on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

SECTION 7.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of DCRB and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the NASDAQ Capital Market, each of DCRB and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Nothing contained in this Section 7.11 shall prevent DCRB or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.

SECTION 7.12 Stock Exchange Listing. DCRB will use its reasonable best efforts to cause the DCRB Class A Common Stock issued in connection with the Transactions to be approved for listing on the NASDAQ Capital Market at Closing. During the period from the date hereof until the Closing, DCRB shall use its reasonable best efforts to keep the DCRB Units, DCRB Class A Common Stock and DCRB Warrants listed for trading on the NASDAQ Capital Market.

SECTION 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and DCRB each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) DCRB and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company and (ii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14 Trust Account.

(a) As of the Effective Time, the obligations of DCRB to dissolve or liquidate within a specified time period as contained in the DCRB Certificate of Incorporation will be terminated and DCRB shall have no obligation whatsoever to dissolve and liquidate the assets of DCRB by reason of the consummation of the Merger or otherwise and no stockholder of DCRB shall be entitled to receive any amount from the Trust Account other than upon the exercise of their Redemption Rights. At least 48 hours prior to the Effective Time, DCRB shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account as promptly as practicable to DCRB (to be held as available cash for immediate use on the balance sheet of DCRB, and to be used (a) to satisfy the exercise of any Redemption Rights, (b) to pay the Company’s and DCRB’s unpaid transaction expenses in connection with this Agreement and the Transactions and (c) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate; provided, however that the liabilities and obligations of DCRB due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of DCRB who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to DCRB in connection with its efforts to effect the Merger.

SECTION 7.15 Tax Matters. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Except with respect to the matters, if any, disclosed in Section 4.14(m) of the Company Disclosure Schedule and Section 5.15(m) of the DCRB and Merger Sub Disclosure Schedule, each of DCRB, Merger Sub and the Company shall (a) use its respective reasonable best efforts to: (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (b) report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

SECTION 7.16 Directors. DCRB shall take all necessary action so that immediately after the Effective Time, the board of directors of DCRB is comprised of the individuals designated on Exhibit E.

SECTION 7.17 2020 Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the period from inception of the Company through December 31, 2020, each audited in accordance with the auditing standards of the PCAOB (collectively, the “2020 Financial Statements”) not later than 30 days from the date of this Agreement.

SECTION 7.18 Termination of Certain Agreements. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, terminate the agreements in Section 7.19 of the Company Disclosure Schedule at or prior to the Closing.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, DCRB and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to DCRB.

(b) DCRB Stockholders’ Approval. The DCRB Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of DCRB in accordance with the Proxy Statement, the DGCL, the DCRB Organizational Documents and the rules and regulations of the NASDAQ Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Stock Exchange Listing. The shares of DCRB Class A Common Stock shall be listed on the NASDAQ Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

SECTION 8.02 Conditions to the Obligations of DCRB and Merger Sub. The obligations of DCRB and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clauses (a), (b), (c), (d), (h) and Section 4.03(i) thereof, which is subject to clause (iii) below), Section 4.04 and Section 4.22 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03(a), Section 4.03(b), Section 4.03(c),Section 4.03(d), Section 4.03(h) and Section 4.03(i) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in more than de minimis additional cost, expense or liability to the Company, DCRB, Merger Sub or their affiliates and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to DCRB a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e) Resignation. Other than those persons identified as continuing directors on Exhibit E, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than DCRB and the DCRB stockholders party thereto) shall have delivered, or caused to be delivered, to DCRB copies of the Registration Rights Agreement duly executed by all such parties.

(g) Lock-Up Agreements. The Lock-Up Agreements shall have been executed and delivered to DCRB.

(h) FIRPTA Tax Certificates. At least two (2) days prior to the Closing, the Company shall deliver to DCRB, in a form reasonably acceptable to DCRB, a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by DCRB with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) Financial Statements. The Company shall have delivered to DCRB the 2020 Financial Statements.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of DCRB and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clauses (a) and (e) thereof, which is subject to clause (iii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) and Section 5.03(e) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in more than de minimis additional cost, expense or liability to the Company, DCRB, Merger Sub or their affiliates, and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “DCRB Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a DCRB Material Adverse Effect.

(b) Agreements and Covenants. DCRB and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. DCRB shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of DCRB, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No DCRB Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e) Registration Rights Agreement. DCRB shall have delivered a copy of the Registration Rights Agreement duly executed by DCRB and the DCRB stockholders party thereto.

(f) Trust Fund. DCRB shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to DCRB immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available for immediate use to DCRB in respect of all or a portion of the payment obligations set forth in Section 7.14 and the payment of DCRB’s fees and expenses incurred in connection with this Agreement and the Transactions.

(g) Minimum Cash. As of the Closing, after consummation of the Private Placements and distribution of the Trust Fund pursuant to Section 7.14, deducting all amounts to be paid pursuant to the exercise of Redemption Rights, DCRB shall have cash on hand equal to or in excess of $400,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions or the Private Placements).

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or DCRB, as follows:

(a) by mutual written consent of DCRB and the Company; or

(b) by either DCRB or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that if on the Outside Date at least one of the conditions set forth in Section 8.01(c) or 8.01(d) shall not have been satisfied, but all the other conditions to Closing set forth in Article VIII have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date), then DCRB or the Company may by written election extend the Outside Date no more than three (3) times in the aggregate, each by a period of two (2) months (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall be a reference to the Outside Date, as extended); or

(c) by either DCRB or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions and the Merger; or

(d) by either DCRB or the Company if any of the DCRB Proposals shall fail to receive the requisite vote for approval at the DCRB Stockholders’ Meeting; or

(e) by DCRB if the Company shall have failed to deliver the Written Consent to DCRB within one (1) Business Day of execution of this Agreement; or

(f) by DCRB upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that DCRB has not waived such Terminating Company Breach and DCRB and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further that, if such Terminating Company Breach is curable by the Company, DCRB may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by DCRB to the Company;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of DCRB and Merger Sub set forth in this Agreement, or if any representation or warranty of DCRB and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating DCRB Breach”); provided that the Company has not waived such Terminating DCRB Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating DCRB Breach is curable by DCRB and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as DCRB and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to DCRB; or

(h) by DCRB if the Company shall have failed to deliver the 2020 Financial Statements to DCRB within thirty (30) days of the execution of this Agreement.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that if the Closing shall occur, DCRB shall pay or cause to be paid, (i) the unpaid expenses of the Company incurred in connection with this Agreement and the Transactions, and (ii) any expenses of Merger Sub or its affiliates incurred in connection with this Agreement and the Transactions; it being understood that any payments to be made (or to cause to be made) by DCRB under this Section 9.03 shall be paid as soon as reasonably practicable upon consummation of the Merger and release of proceeds from the Trust Account; provided, further that DCRB and the Company shall each pay one-half of the filing fee for the Notification and Report Forms filed under the HSR Act.

SECTION 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the Effective Time, (i) DCRB may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of DCRB or Merger Sub, (b) waive any inaccuracy in the representations and warranties of DCRB or Merger Sub contained herein or in any document delivered by DCRB and/or Merger pursuant hereto and (c) waive compliance with any agreement of DCRB or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to DCRB or Merger Sub:

Decarbonization Plus Acquisition Corporation

2744 Sand Hill Road

Menlo Park, CA

(212) 993-0076

Attention: Erik Anderson, Peter Haskopoulos and Robert Tichio

Email: erik@wrg.vc, phaskopoulos@riverstonellc.com, rtichio@riverstonellc.com with a copy to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: Dan Komarek

Email: dkomarek@velaw.com

and

Vinson & Elkins L.L.P.

2801 Via Fortuna

Suite 100

Austin, TX 78746

Attention: Milam Newby

Email: mnewby@velaw.com

if to the Company:

Hyzon Motors Inc.

85 East Street

Honeoye Falls, NY 14472

Attention: Craig Knight, George Gu

Email: craig.knight@hyzonmotors.com, gg@hyzonmotors.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Robert Downes, Scott Miller

Email: downesr@sullcrom.com, millersc@sullcrom.com

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and, except as set forth in Section 7.05(b), supersede all prior agreements and undertakings (whether written and oral) among the parties, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 3.03, Section 7.08 and Section 10.11 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in any Delaware Chancery Court, or, if that court does not have jurisdiction, in any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

SECTION 10.11 No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of another person, other than DCRB and Merger Sub in respect of the other. No person who is not a Contracting Party, including, without limitation, any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11.

Notwithstanding anything to the contrary herein, no Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

DCRB, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DECARBONIZATION PLUS ACQUISITION CORPORATION

By	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

DCRB MERGER SUB INC.

By	/s/ Robert Tichio
Name:	Robert Tichio
Title:	Chief Executive Officer and President

[Signature Page to Business Combination Agreement and Plan of Reorganization]

HYZON MOTORS INC.

By	/s/ Craig Knight
Name:	Craig Knight
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

EXHIBIT A

Form of Amended and Restated Registration Rights Agreement

[Attached]

Exhibit A

Final Form

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [______], 2021, is made and entered into by and among Decarbonization Plus Acquisition Corporation, a Delaware corporation (the “Company”), Decarbonization Plus Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, on October 19, 2020, the Company, the Sponsor and certain other security holders named therein (the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and such other Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on February 8, 2021, the Company, DCRB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Hyzon Motors Inc., a Delaware corporation (“Hyzon”), entered into that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), pursuant to which, among other things, Merger Sub will merge with and into Hyzon on or about the date hereof, with Hyzon surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, after the closing of the Business Combination, the Holders will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and the Sponsor, WRG DCRB Investors, LLC, James AC McDermott, Jeffrey Tepper, Dr. Jennifer Aaker, and Jane Kearns will own warrants to purchase 6,514,500 shares of Common Stock (the “Private Placement Warrants”); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least $25 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-3” shall mean a Registration Statement on Form S-3 or any similar short-form registration statement that may be available at such time.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holders” shall have the meaning given in the Preamble.

“Hyzon” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding shares of Common Stock held by a Holder as of the date of this Agreement (including any shares of Common Stock issued or issuable upon exercise of any other outstanding equity securities of the Company (other than equity securities issued pursuant to an employee stock option or other benefit plan) held by a Holder as of the date of this Agreement), (c) any shares of Common Stock issued to a Holder after the date of this Agreement pursuant to the terms of the BCA, (d) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder and (e) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of

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such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering, not to exceed $50,000.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble.

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

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ARTICLE II

REGISTRATIONS

2.1. Registration.

2.1.1 Registration Statement. The Company agrees that, within fifteen (15) business days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities permitted to be registered for resale from time to time pursuant to Rule 415 on a Registration Statement on Form S-1. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

2.1.2 Underwritten Offering. Subject to the provisions of subsection 2.1.3 and Section 2.3 of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 of this Agreement or a new Registration Statement if such Demanding Holders’ Registrable Securities are not then registered by a Registration Statement filed with the Commission in accordance with subsection 2.1.1 or permitted to be offered in an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 (an “Underwritten Demand”). The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company in consultation with the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect (i) more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.2 in any twelve (12)-month period, (ii) more than an aggregate of four (4) Underwritten Offerings pursuant to this section 2.1.3 in total, (iii) an Underwritten Offering pursuant to this subsection 2.1.2 within ninety (90) days after the closing of an Underwritten Offering or (iv) an Underwritten Offering unless the reasonably expected aggregate gross proceeds from the offering of the Registrable Securities to be registered in connection with such Underwritten Offering are at least $75,000,000 (the “Minimum Amount”).

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Common Stock or other equity securities of the Company that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities (if any) in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

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2.1.4 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.2 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering or, if applicable, the effectiveness of the Registration Statement filed with the Commission with respect to the Underwritten Offering; provided, however, that upon the withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included by the Demanding Holders and participating Holders in such Underwritten Offering being less than the Minimum Amount, the Company may cease all efforts to complete the Underwritten Offering and, for the avoidance of doubt, if such efforts are ceased, such Underwritten Offering shall not be counted as an Underwritten Offering for the purpose of the final sentence of subsection 2.1.2. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.4.

2.2. Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to (i) file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company, other than a Registration Statement (A) filed in connection with any employee stock option or other benefit plan, (B) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (C) for an offering of debt that is convertible into equity securities of the Company or (D) for a dividend reinvestment plan, or (ii) consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within (a) five (5) days in the case of filing a Registration Statement and (b) two (2) days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Piggyback Registration. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

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(a) If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(b) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3 Restrictions on Registration Rights. If (A) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (B) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board that such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

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ARTICLE III

COMPANY PROCEDURES

3.1. General Procedures. The Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any Registration of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10 subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the Holders),, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such placement agent, sales agent or Underwriter;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities in an Underwritten Offering in excess of the Minimum Amount, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2. Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

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3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (A) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (B) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registered Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not

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take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, telecopy, telegram, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, telecopy or telegram, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company or the Sponsor prior to the closing of the Business Combination or to the Sponsor after the closing of the Business Combination, to: 2744 Sand Hill Road, Menlo Park, CA 94025, or by email at: phaskopoulos@riverstonellc.com, if to the Company after the closing of the Business Combination, to: Hyzon Motors Inc., 85 East Street, Honeoye Falls, New York 14472, Attention: Craig Knight, George Gu, or by email at: craig.knight@hyzonmotors.com, gg@hyzonmotors.com, and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 5.2 of this Agreement.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice provided in accordance with Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

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5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) the parties to those certain Subscription Agreements, dated as of February 8, 2021, by and between the Company and certain investors, (c) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of October 19, 2020, by and between the Company and Continental Stock Transfer & Trust Company, and (d) Ardour Capital Investments LLC pursuant to that certain Warrant Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

DECARBONIZATION PLUS ACQUISITION CORPORATION,
a Delaware corporation

By:
Name: Peter Haskopoulos
Title: Chief Financial Officer, Chief Accounting Officer and Secretary

HOLDERS:

DECARBONIZATION PLUS ACQUISITION SPONSOR, LLC,
a Delaware limited liability company

By:
Name: Peter Haskopoulos
Title: Authorized Person

WRG DCRB INVESTORS, LLC

By: West River Management, LLC, its Managing Member

By:
Name:	Trent Dawson
Title:	Chief Financial Officer

James AC McDermott

Jeffrey Tepper

Dr. Jennifer Aaker

Jane Kearns

Michael Warren

[Signature Page to Amended and Restated Registration Rights Agreement]

[Hyzon stockholder]

[Hyzon stockholder]

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT B

Form of Second Amended and Restated Certificate of Incorporation of Surviving Corporation

[Attached]

Exhibit B

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HYZON MOTORS INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Hyzon Motors Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

1. The name of the corporation is Hyzon Motors Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 21, 2020, and was amended by the Certificate of Amendment, which was filed with the Secretary of State of the State of Delaware on August 21, 2020 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and approved by written consent of the Corporation’s stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

RESOLVED, that the Original Certificate be amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is HYZON Motors USA Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is the Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITALIZATION

The total number of shares of stock that the Corporation is authorized to issue is 150,000,000. All shares shall be Common Stock, $0.001 par value per share, and to be of one class.

ARTICLE V

BOARD OF DIRECTORS

The number of directors that will constitute the whole Board of Directors shall be determined in the manner set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by statute. All rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, but the stockholders may adopt additional bylaws and may amend or repeal any bylaw whether adopted by them or otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Hyzon Motors Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of this [●] day of [●], 2021.

HYZON MOTORS INC.

By:
Name:
Title:

EXHIBIT C

Form of Amended and Restated Bylaws of Surviving Corporation

[Attached]

Exhibit C

FORM OF

SECOND AMENDED AND

RESTATED BY-LAWS

OF

HYZON MOTORS USA INC.

(dated [●], 2021)

ARTICLE I

OFFICES

Section 1.01 Offices. The address of the registered office of Hyzon Motors USA Inc. (hereinafter called the “Corporation”) in the State of Delaware shall be at c/o the Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

Section 1.02 Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the Delaware General Corporation Law. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

ARTICLE II

MEETINGS OF THE STOCKHOLDERS

Section 2.01 Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

Section 2.02 Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03 Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board of Directors and may not be called by any other person or persons. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

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Section 2.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05 Notice of Meetings. Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06 List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder at least ten (10) days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten (10) days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open

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for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or these bylaws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08 Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the CEO (as defined below), or in his or her absence or inability to act, the person whom the CEO shall appoint, shall act as chair of, and preside at, the meeting. The secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

Section 2.09 Voting; Proxies. Unless otherwise required by law or the Certificate of Incorporation the election of directors shall be by written ballot and shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Certificate of Incorporation, or these by- laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer

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period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 2.10 Inspectors at Meetings of Stockholders. The Board of Directors, in advance of any meeting of stockholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies, votes, or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 2.11 Written Consent of Stockholders Without a Meeting. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 2.11, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

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Section 2.12 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

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Section 3.02 Number; Term of Office. Unless otherwise provided in the Certificate of Incorporation or in these By laws, the number of directors that shall constitute the whole Board of Directors shall be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal.

Section 3.03 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation or removal.

Section 3.04 Resignation. Any director may resign at any time by notice given either in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified. Verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 3.05 Removal. Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.

Section 3.06 Fees and Expenses. Directors shall receive such fees and expenses as the Board of Directors shall from time to time prescribe.

Section 3.07 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or its chair.

Section 3.08 Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the chair or the CEO on at least twenty-four (24) hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three (3) days’ notice if given by mail. Special meetings shall be called by the chair or the CEO in like manner and on like notice on the written request of any two (2) or more directors.

Section 3.09 Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

Section 3.10 Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least twenty-four (24) hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director

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whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three (3) days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.11 Notices. Subject to Section 3.08, Section 3.10, and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, email, or by other means of electronic transmission.

Section 3.12 Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.13 Organization. At each meeting of the Board of Directors, the chair or, in his or her absence, another director selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.14 Quorum of Directors. Except as otherwise permitted by the Certificate of Incorporation, these by-laws, or applicable law, the presence of a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.15 Action by Majority Vote. Except as otherwise expressly required by these by-laws, the Certificate of Incorporation, or by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.16 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

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Section 3.17 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter, and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.

ARTICLE IV

OFFICERS

Section 4.01 Positions and Election. The officers of the Corporation shall be elected annually by the Board of Directors and shall include a chief executive officer (the “CEO”), an executive chairman, a president, a treasurer, and a secretary. The Board of Directors, in its discretion, may also elect a chair (who must be a director), one or more vice chair (who must be directors), and one (1) or more presidents, vice presidents, assistant treasurers, assistant secretaries, chief financial officer, chief marketing officers, chief product officers, chief technical officers, and other officers. Any two (2) or more offices may be held by the same person.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time, with or without cause, by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the CEO or the secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

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Section 4.03 Chief Executive Officer and Executive Chairman. The CEO shall have all general supervision over the business of the Corporation and other duties incident to the office of chief executive officer, and any other duties as may be from time to time assigned to the CEO by the Board of Directors and subject to the control of the Board of Directors in each case. Subject to any superior authority of the CEO, the Executive Chairman shall have all general supervision over the business of the Corporation and other duties incident to the office of CEO, and any other duties as may be from time to time assigned to the Executive Chairman by the Board of Directors and subject to the control of the Board of Directors in each case, and (ii) shall preside at all meetings of the stockholders and at all meetings of the Board of Directors; provided that in the absence of the Executive Chairman or at his request, the CEO shall preside at meetings of the stockholders.

Section 4.04 President. In the absence or disability of the CEO, the president shall perform all of the duties of the CEO and when so acting shall have all the powers and be subject to all the restrictions upon the CEO, including the power to sign all instruments and to take all actions which the CEO is authorized to perform by the Board of Directors or these bylaws. The President shall have the general powers and duties usually vested in the office of president of a corporation and such other powers and duties as may be prescribed by the Board.

Section 4.05 Vice Presidents. The Board of Directors may appoint one or more vice presidents. Each vice president shall have such powers and perform such duties as may be assigned to him or her from time to time by the chair of the Board of Directors or the CEO.

Section 4.06 Secretary. The secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the CEO. The secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.07 Treasurer. The treasurer shall have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the CEO and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.08 Chief Financial Officer. If a chief financial officer is appointed, such chief financial officer shall exercise direction and control of the financial affairs of the corporation, including the preparation of the Corporation’s financial statements. The chief financial officer shall have the general powers and duties usually vested in the office of the chief financial officer of a corporation and such other powers and duties as may be assigned by the Board of Directors.

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Section 4.09 Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the CEO or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V

STOCK CERTIFICATES AND THEIR TRANSFER

Section 5.01 Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent, or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent, or registrar were still such at the date of its issue.

Section 5.02 Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the CEO or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

Section 5.03 Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 5.04 Lost, Stolen, or Destroyed Certificates. The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

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ARTICLE VI

GENERAL PROVISIONS

Section 6.01 Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 6.02 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 6.03 Checks, Notes, Drafts, Etc. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 6.04 Dividends. Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Section 6.05 Conflict with Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VII

AMENDMENTS

Section 7.01 Amendments. These by-laws may be adopted, amended, or repealed or new by-laws adopted by the Board of Directors. The stockholders may make additional by-laws and may adopt, amend, or repeal any by-laws whether such by-laws were originally adopted by them or otherwise.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnification.

(a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (all of such persons being hereafter referred to in this Article as a “Corporate Fiduciary”), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, if he or

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she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or contemplated action of suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Corporate Fiduciary against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) Any indemnification under paragraphs (a) and (b) of this Section 8.01 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Corporate Fiduciary is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such paragraphs. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (iii) if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

(d) Notwithstanding the other provisions of this Section 8.01, to the extent that a Corporate Fiduciary has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the first two paragraphs of this Section 8.01 (including the dismissal of a proceeding without prejudice or the settlement of a proceeding without admission of liability), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(e) Expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Corporate Fiduciary to repay such amount if it shall ultimately be determined he or she is not entitled to be indemnified by the Corporation as authorized in this Section 8.01.

(f) Any indemnification under paragraphs (b), (c) or (d) of this Section 8.01, or any advance under paragraph (e) of this Section 8.01, shall be made promptly upon, and in any event within 60 days after, the written request of the Corporate Fiduciary, unless with respect to

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applications under the second, third or fifth paragraphs of this Section 8.01, a determination is reasonably and promptly made by the Board of Directors by majority vote of a quorum consisting of disinterested directors that such Corporate Fiduciary acted in a manner set forth in such paragraphs as to justify the Corporation in not indemnifying or making an advance of expenses to the Corporate Fiduciary. If no quorum of disinterested directors is obtainable, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Corporate Fiduciary acted in a manner set forth in such Sections as to justify the Corporation’s not indemnifying or making an advance of expenses to the Corporate Fiduciary. The right to indemnification or advance of expenses granted by this Section 8.01 shall be enforceable by the Corporate Fiduciary in any court of competent jurisdiction if the Board of Directors or independent legal counsel denies his or her claim, in whole or in part, or if no disposition of such claim is made within 60 days. The expenses of the Corporate Fiduciary incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

(g) The indemnification and advancement of expenses or provided by or granted pursuant to this Section 8.01 shall not be deemed exclusive of any other rights to which any person seeking indemnification and advancement of expenses or may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Corporate Fiduciary and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of these By-laws or relevant provisions of the Delaware General Corporation Law and other applicable law, if any, shall not affect any then-existing rights of a Corporate Fiduciary to indemnification or advancement of expenses.

(h) Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Section 8.01.

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EXHIBIT D

Form of DCRB Second Amended and Restated Certificate of Incorporation

[Attached]

Exhibit D

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DECARBONIZATION PLUS ACQUISITION CORPORATION

[●], 2021

Decarbonization Plus Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Decarbonization Plus Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 7, 2017, under the name of Silver Run Acquisition Corporation III, and was amended by the Certificate of Amendment, which was filed with the Secretary of State of the State of Delaware on August 18, 2020 (the “Original Certificate”).

2. The Corporation amended and restated the Original Certificate on October 19, 2020 (as amended and restated, the “First Amended and Restated Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by written consent of the Corporation’s stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

4. The First Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Hyzon Motors Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 410,000,000 shares, consisting of (a) 400,000,000 shares of Class A common stock (the “ “Common Stock”) and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

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Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Amended and Restated Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of Common Stock. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

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(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

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Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless he or she violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL is amended after the effectiveness of this Second Amended and Restated Certificate to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the

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indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1 Forum.

(a) Subject to Section 10.1(b), unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to: (i) any derivative

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action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, shall be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

(b) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States); provided, however, that if the foregoing provisions of this Section 10.1(b) are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.

(c) Notwithstanding anything to the contrary in this Second Amended and Restated Certificate, the foregoing provisions of this Section 10.1 shall not apply to any action seeking to enforce any liability, obligation or duty created by the Securities Exchange Act of 1934 or any rule or regulation promulgated thereunder (in each case, as amended).

(d) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1.

Section 10.2 Severability. If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows]

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IN WITNESS WHEREOF, Decarbonization Plus Acquisition Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

DECARBONIZATION PLUS ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

EXHIBIT E

Directors and Officers of the Surviving Corporation and DCRB

Directors

George Gu

Erik Anderson

Mark Gordon

Craig Knight

Elaine Wong

Ivy Brown

Viktor Meng

Dennis Edwards

KD Park

Officers

George Gu

Craig Knight

Those other persons as mutually agreed by DCRB and the Company acting reasonably

EXHIBIT F

Form of Written Consent

[Attached]

HYZON MOTORS INC.

WRITTEN CONSENT AND WAIVER OF THE STOCKHOLDERS

WITHOUT A MEETING

                         , 2021

The undersigned, being the holders of a majority of the issued and outstanding shares of Common Stock par value $0.001 per share (the “Common Stock”) of Hyzon Motors Inc., a Delaware corporation (the “Corporation”), by executing this Written Consent and Waiver of the Stockholders Without a Meeting (this “Written Consent”), which are entitled to vote hereon at a meeting of the stockholders of the Corporation, do hereby take the following actions and adopt the following resolutions by written consent pursuant to Section 2.11 of the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and Section 228 of the Delaware General Corporation Law (the “DGCL”), which shall have the same force and effect as if duly adopted at a meeting of the stockholders of the Corporation. The undersigned hereby waive notice of any meeting under the DGCL, the Bylaws, or the Amended and Restated Certificate of Incorporation of the Company (as amended to date, the “Charter”), to consider the matters incorporated into the following resolutions and consent to their approval without a meeting as permitted by the DGCL.

ADOPTION OF THE BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION AND APPROVAL OF THE MERGER

WHEREAS, the Board of Directors of the Corporation (the “Board”) has unanimously (a) determined that the Merger (as defined below) is fair to, and in the best interests of, the Corporation and its stockholders and has approved and adopted the Business Combination Agreement and Plan of Reorganization, dated as of February 8, 2021, attached hereto as Exhibit A (as amended, restated, supplemented or modified from time to time, the “BCA”), by and among the Corporation, Decarbonization Plus Acquisition Corporation, a Delaware corporation (“DCRB”), and DCRB Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of DCRB (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Corporation (the “Merger”), and the separate corporate existence of Merger Sub will cease and the Corporation shall continue as the surviving corporation and a wholly owned subsidiary of DCRB following the Merger, and declared its advisability and approved the Merger and the other transactions contemplated by the BCA (the “Transactions”), (b) authorized the execution and delivery of the BCA, and (c) recommended the approval and adoption of the BCA and the Merger by the stockholders of the Corporation and directed that the BCA and the Merger be submitted to the stockholders of the Corporation for their approval;

WHEREAS, the BCA has been executed and delivered by a duly authorized officer of the Corporation; and

WHEREAS, the undersigned have received and reviewed the BCA.

NOW, THEREFORE, BE IT RESOLVED, that based upon the recommendation of the Board, the BCA (including each of the exhibits and schedules attached thereto) and the consummation of the Transactions, and the Corporation’s performance of its obligations under the BCA be, and hereby are, in all respects, irrevocably approved and adopted, and the Merger be, and hereby is, in all respects irrevocably approved and adopted, to be consummated in accordance with the terms and provisions of the BCA and the Transaction Documents (as defined in the BCA), including, without limitation, the exhibits and schedules attached thereto; and further resolved that any and all agreements, instruments, certificates and documents to be delivered in connection with the BCA and the Transactions (including, without limitation, each of the other Transaction Documents (as defined in the BCA)) are in all respects irrevocably approved.

FURTHER RESOLVED, that the allocation and distribution of the Per Share Merger Consideration (as defined in the BCA) as set forth in the BCA be, and it hereby is, approved;

FURTHER RESOLVED, that each of the undersigned Corporation stockholders received and reviewed and understand the terms of the BCA, the other Transactions Documents (as defined in the BCA) to which such Company stockholder is a party, and all schedules and exhibits to the BCA and such other Transaction Documents (as defined in the BCA); and

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to take any and all actions necessary or resolutions appropriate to effectuate the Merger, the Transactions and the resolutions hereby adopted.

WAIVER OF APPRAISAL RIGHTS

WHEREAS, a stockholder of the Corporation who does not vote in favor of the BCA (a “Dissenting Stockholder”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such stockholder’s shares of capital stock as to which such stockholder has exercised such dissenters’ or appraisal rights (such “fair value” will exclude any element of value arising from the accomplishment or expectation of the Merger); and

WHEREAS, a Dissenting Stockholder must follow the appropriate procedures under the DGCL or suffer the termination or waiver of such appraisal or dissenter’s rights.

RESOLVED, that, to the fullest extent permitted by applicable law, upon execution of this consent, each of the undersigned stockholders fully and irrevocably waives for himself, herself or itself (and not on behalf of or with respect to any other stockholder) and agrees not to exercise any and all appraisal rights, dissenter rights or similar rights of such undersigned stockholder arising out of or in connection with the BCA and the Transactions (including the Merger), under any applicable law, including under Section 262 of the DGCL.

CERTAIN STOCKHOLDERS AGREEMENTS

WHEREAS, the Corporation is party to that certain Right of First Refusal, Preemptive Rights and Co-Sale Agreement, dated as of September 16, 2020 (the “ROFR Agreement”), by and among the Corporation and each of the investors listed on Schedule A thereto (the “Investors”), and to that certain Investors’ Rights Agreement, dated as of September 16, 2020 (the “Investors’ Rights Agreement”), by and among the Corporation and the Investors.

RESOLVED, that the undersigned Corporation stockholders irrevocably waive delivery of any notices with respect to the Transactions (as defined in the BCA) to which such stockholders may be entitled under the ROFR Agreement, the Investors’ Rights Agreement, or otherwise; and be it further

RESOLVED, that effective immediately prior to and contingent upon the Effective Time, the ROFR Agreement and the Investors’ Rights Agreement, and all rights and obligations contained in such agreements, will be terminated in all respects, the survival of any provisions therein will be waived in all respects, and such agreements will cease to have force and effect upon termination.

GENERAL RESOLUTIONS

RESOLVED, that any officer of the Corporation be, and each of them hereby is, authorized and empowered, in the name of and on behalf of the Corporation, to take or cause to be taken any and all such further actions (including paying all necessary and reasonable fees), and to prepare, execute, deliver and file, or cause to be prepared, executed, delivered and filed, all such further reports, schedules, statements, consents, agreements, certificates, undertakings, filings (including, without limitation, filings with federal, state, local and foreign governmental authorities and regulatory agencies and under the securities laws of the United States), documents and instruments as may be necessary or desirable from time to time to effect any or all of the actions or transactions contemplated by the foregoing resolutions, including the Merger and the Transactions, and to fulfill the Corporation’s obligations thereunder, in each case, with such additions or changes or amendments thereto as such officer may from time to time, in his or her discretion, deem to be in the best interest of the Corporation, or to otherwise carry out the intent and accomplish the purposes of any of the foregoing resolutions, including the Merger and the Transactions, and that the execution, delivery or performance thereof, or the taking of any such action, by the officers shall be conclusive evidence of such officer’s authority to execute, deliver and perform such reports, schedules, statements, consents, agreements, certificates, undertakings, filings, documents and instruments, and to take such actions, in the name of and on behalf of the Corporation; and be it further

RESOLVED, that all lawful actions previously taken by any director, officer, employee or agent of the Corporation that are consistent with, and not contrary to, the matters set forth in or reasonably contemplated or implied by the foregoing preambles and resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Corporation.

The actions taken by this written consent shall have the same force and effect as if taken at a special meeting of the holders of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon duly called and constituted pursuant to the bylaws of the Corporation and the laws of the State of Delaware. This written consent may be executed in two or more counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)) each of which will be deemed an original for all purposes and together will constitute one and the same consent.

Pursuant to the provisions of Section 228(c) of the DGCL, the corporate actions referred to herein shall be effective upon the execution of this written consent by a sufficient number of holders of the Corporation’s capital stock authorized to vote and to take the actions set forth in this consent and upon the delivery of this consent, within sixty (60) days of the earliest dated consent, to an officer or agent of the Corporation having custody of the book in which proceedings of the stockholders’ meetings are recorded. Such officer or agent of the Corporation shall evidence delivery by indicating receipt of this consent below. Capitalized terms used and not otherwise defined herein have the meanings set forth in the BCA.

*    *    *    *    *    *     *

[SIGNATURE PAGE FOLLOWS; REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent and Waiver of the Stockholders Without a Meeting as of the date set forth under his, her or its respective signature below.

STOCKHOLDER:

[ENTITY NAME]

By:

Name:
Title:

Date:

STOCKHOLDER:

[INDIVIDUAL NAME]

Date:

[Signature Page to Hyzon Motors Inc. Stockholder Consent Approving the Merger]

EXHIBIT A

Business Combination Agreement and Plan of Reorganization

See Attached.

EXHIBIT B

Section 262 of the DGCL

§ 262 Appraisal rights [For application of this section, see § 17; and 82 Del. Laws, c. 45, § 23].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Del Laws 2020, ch. 256, § 15.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCHEDULE A

Lock-Up Parties

HyMaS Pte. Ltd

Ascent Funds SPV I LP

George Gu

Craig Knight

Gary Robb

SCHEDULE B

Company Knowledge Parties

George Gu

Craig Knight

Mark Gordon